 Exhibit 21.01

LIST OF SUBSIDIARIES

The following is a list of our subsidiaries as of December 31, 2015 that are required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K.

DOMESTIC SUBSIDIARIES

Name
StubHub, Inc., a Delaware corporation

INTERNATIONAL SUBSIDIARIES

	Jurisdiction of	Percent Ownership
Name	Incorporation	If Less Than 100%

eBay Classifieds Denmark ApS	Denmark
eBay International AG	Switzerland
eBay International Treasury Center Sarl	Luxembourg
eBay International Treasury Center 2 Sarl	Luxembourg
eBay Israel Holding Ltd.	Israel
eBay Korea Co., Ltd.	Korea	99.9%
eBay KTA (UK) Limited	United Kingdom
Marktplaats B.V.	The Netherlands
mobile.de GmbH	Germany